Exhibit 99.1

Frances Fragos Townsend Appointed to Western Union Board of Directors

ENGLEWOOD, Colo. - August 27, 2013 - The Western Union Company (NYSE: WU), a leader in global payment services, today announced that Frances Fragos Townsend has been appointed to the company's Board of Directors, effective August, 27, 2013 to serve until the next annual election of directors.

Ms. Townsend will serve on the Compliance Committee of the Board.

Ms. Townsend has served as Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Holdings Inc. since January 2013, and previously served as Senior Vice President of Worldwide Government, Legal and Business Affairs from October 2010 to December 2012.

Ms. Townsend was a corporate partner at the law firm of Baker Botts L.L.P. from April 2009 to October 2010. From February 2008 to April 2009, Ms. Townsend provided consulting services and advised corporate entities on global strategic risk and contingency planning.

Prior to that, Ms. Townsend served as Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from May 2004 until January 2008. She also served as Deputy Assistant to the President and Deputy National Security Advisor Combating Terrorism from May 2003 to May 2004.

Ms. Townsend was the first Assistant Commandant for Intelligence for the United States Coast Guard and spent 13 years at the United States Department of Justice in various senior positions. Ms. Townsend is a director of SIGA Technologies, Inc. and Scientific Games Corporation.

“Frances Fragos Townsend has extensive public policy, government, legal, and regulatory experience,” said Jack M. Greenberg, Non-Executive Chairman of the Board of Western Union. “She brings to the Board valuable insights regarding the conduct of business in a highly regulated industry, and her business and government experience will be very helpful to the Company as it continues to evolve its strategy.”

The appointment of Ms. Townsend increases the number of Western Union board of directors from ten to eleven.

About Western Union:
The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of June 30, 2013, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of approximately 520,000 agent locations in 200 countries and territories and approximately 115,000 ATMs. In 2012, The Western Union Company completed 231 million consumer-to-consumer transactions worldwide, moving $79 billion of principal between consumers, and 432 million business payments. For more information, visit www.westernunion.com.

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Exhibit 99.1

Media Contact:
Dan Díaz
+1 (720) 332-5564
daniel.diaz@WesternUnion.com

Investors Contact:
Mike Salop
+1 (720) 332-8276
mike.salop@WesternUnion.com

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